Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Carolina Trust BancShares, Inc. Jerry L. Ocheltree (704) 735-1104

Carolina Trust BancShares Completes Acquisition of Clover Community Bankshares and Announces Cash/Stock Election Deadline

LINCOLNTON, N.C., January 2, 2019 (GLOBE NEWSWIRE) – Carolina Trust BancShares, Inc. (“Carolina Trust”) (NASDAQ: CART), the parent company of Carolina Trust Bank, announced today the completion of its previously announced merger with Clover Community Bankshares, Inc. (“Clover”), parent company of Clover Community Bank.

Under the terms of the approved merger agreement, each share of Clover common stock and preferred stock was converted into the right to receive, at the election of each Clover shareholder, either 2.7181 shares of Carolina Trust common stock or $22.00 in cash, subject to customary proration procedures that will result in an aggregate 80% stock/20% cash consideration mix.

Also under the merger agreement, Clover’s subsidiary bank, Clover Community Bank, has merged with Carolina Trust Bank, the wholly owned banking subsidiary of Carolina Trust.

“I’d like to welcome the Clover customers, shareholders and employees into the Carolina Trust family,” said Jerry L. Ocheltree, President and Chief Executive Officer of Carolina Trust. “We are excited about our expansion into the communities that Clover Community Bank served for so many years and that the same employees that served you before will continue to be there to assist you with your banking needs. The combination of our services should be able to meet all of your banking needs with state-of-the-art technology that we will be bringing to Clover’s markets. I would personally like to thank both sets of shareholders for supporting this transaction and the staff of both banks for their hard work in making this transaction happen behind the scenes. We at Carolina Trust look forward to meeting and serving you now and into the future.”

The deadline for Clover shareholders to elect the form of merger consideration they wish to receive will be 5:00 p.m. Eastern time on February 15, 2019 (the “Election Deadline”). If a Clover shareholder’s election is not timely and properly made, the shareholder will be deemed to have made a “no election” as to the form of consideration such holder prefers to receive in exchange for the holder’s shares of Clover stock. Clover shareholders deemed to have made a “no election” will receive either cash, shares of Carolina Trust common stock or a combination of cash and shares of Carolina Trust common stock as determined by Carolina Trust and Broadridge Corporation Issuer Solutions, Inc., the exchange agent for the merger. Such determinations will be made in accordance with the allocation and proration procedures set forth in the merger agreement.

Clover shareholders should expect to receive election forms and customary transmittal materials in mid-January 2019.

About Carolina Trust BancShares, Inc.
Carolina Trust is the registered bank holding company of Carolina Trust Bank. Carolina Trust Bank is a full-service, state-chartered community bank headquartered in Lincolnton, NC.  Carolina Trust Bank provides a highly competitive suite of personal and business banking products and services to customers in the Piedmont and Mountain Regions of North Carolina to the north and west of Charlotte, NC and to customers in the Piedmont Region of South Carolina to the west of Charlotte, NC.

Additional Information About the Merger and Where to Find It
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Carolina Trust or Clover. In connection with the merger of Clover with and into Carolina Trust, Carolina Trust has filed with the Securities and Exchange Commission, or SEC, a Registration Statement on Form S-4 that includes a Joint Proxy Statement of Carolina Trust and Clover and a Prospectus of Carolina Trust, as well as other relevant documents concerning the merger.

SHAREHOLDERS OF CAROLINA TRUST AND CLOVER ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.

The Joint Proxy Statement/Prospectus and other relevant materials, and any other documents that Carolina Trust has filed with the SEC, may be obtained free of charge at the SEC’s internet site, http://www.sec.gov. Copies of the documents that Carolina Trust has filed with the SEC may also be obtained, free of charge, by directing a written request to Carolina Trust, 901 East Main Street, Lincolnton, NC 28092, Attn: Edwin Laws, Chief Financial Officer, or by accessing these documents at the Company’s website: www.carolinatrust.com.

Cautionary Language Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Carolina Trust intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Carolina Trust, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Carolina Trust’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could impact the forward-looking statements contained herein or that could have a material adverse effect on the operations and future prospects of Carolina Trust include, but are not limited to: disruptions to customer and employee relationships and business operations caused by the merger; the ability to implement integration plans associated with the merger transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in Carolina Trust’s publicly filed documents with the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Carolina Trust assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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